Exhibit 99.1


                          PART I. FINANCIAL INFORMATION

ITEM I.  FINANCIAL STATEMENTS

Pro-Fac Cooperative, Inc. and Consolidated Subsidiary - Agrilink Foods, Inc. Consolidated Statements of Operations, Net Proceeds, and Comprehensive Income (Unaudited)

(Dollars in Thousands)


                                                                                                             Quarter Ended
                                                                                                  September 29,        September 23,
                                                                                                      2001                 2000
                                                                                                  -------------         -----------

Net sales                                                                                          $  249,232           $  281,523
Cost of sales                                                                                        (203,362)            (229,037)
                                                                                                   ----------           ----------
Gross profit                                                                                           45,870               52,486
Selling, administrative, and general expense                                                          (32,839)             (31,173)
Restructuring                                                                                          (1,050)                   0
Gain from pension curtailment                                                                           2,472                    0
Income from joint venture                                                                                 248                  275
                                                                                                   ----------            ---------
Operating income                                                                                       14,701               21,588
Interest expense                                                                                      (19,213)             (21,526)
                                                                                                   ----------           ----------
(Loss)/income before taxes, dividends, and allocation of net proceeds                                  (4,512)                  62
Tax benefit/(provision)                                                                                 1,784                 (843)
                                                                                                   ----------           ----------
Net loss                                                                                           $   (2,728)          $     (781)
                                                                                                   ==========           ==========
Allocation of net proceeds:
   Net loss                                                                                        $   (2,728)          $     (781)
   Dividends on common and preferred stock                                                             (2,509)              (2,370)
                                                                                                   ----------           ----------
   Net deficit                                                                                         (5,237)              (3,151)
   Allocation from earned surplus                                                                       5,237                3,151
                                                                                                   ----------           ----------
   Net proceeds available to Class A members                                                       $        0           $        0
                                                                                                   ==========           ==========

Net proceeds available to Class A members:
   Estimated cash payment                                                                          $        0           $        0
   Qualified retains                                                                                        0                    0
                                                                                                   ----------           ----------
   Net proceeds available to Class A members                                                       $        0           $        0
                                                                                                   ==========           ==========

Net loss                                                                                           $   (2,728)          $     (781)
Other comprehensive income
   Unrealized (loss)/gain on hedging activity                                                            (440)               2,304
                                                                                                   ----------           ----------
Comprehensive income                                                                               $   (3,168)          $    1,523
                                                                                                   ==========           ==========

The accompanying notes are an integral part of these consolidated financial statements.


Pro-Fac Cooperative, Inc. and Consolidated Subsidiary - Agrilink Foods, Inc.
Consolidated Balance Sheets
(Dollars in Thousands)                                        ASSETS
                                                                                        September 29,      June 30,    September 23,
                                                                                           2001              2001          2000
                                                                                        -------------     ----------   -------------
Current assets:                                                                          (Unaudited)                    (Unaudited)
   Cash and cash equivalents                                                              $    8,088      $    7,656    $    6,268
   Accounts receivable, trade, net                                                            92,954          85,543       124,996
   Accounts receivable, co-pack activity and other                                            22,773           7,949        17,845
   Income taxes refundable                                                                       609             938         3,807
   Inventories                                                                               419,131         313,856       454,565
   Current investment in CoBank                                                                2,665           3,998         1,951
   Prepaid manufacturing expense                                                                  62          22,427             0
   Prepaid expenses and other current assets                                                  18,590          19,603        24,955
   Current deferred tax assets                                                                 2,202           2,202        12,176
                                                                                          ----------      ----------    ----------
           Total current assets                                                              567,074         464,172       646,563
Investment in CoBank                                                                          10,660          10,660        16,203
Investment in joint venture                                                                    8,222           8,018         7,049
Property, plant, and equipment, net                                                          301,342         305,531       342,518
Assets held for sale, at net realizable value                                                    120             120           339
Goodwill                                                                                      52,336          52,336        54,711
Intangible assets, net                                                                       196,145         196,441       201,424
Other assets                                                                                  25,131          24,073        29,585
                                                                                          ----------      ----------    ----------
           Total assets                                                                   $1,161,030      $1,061,351    $1,298,392
                                                                                          ==========      ==========    ==========
                                           LIABILITIES AND SHAREHOLDERS' AND MEMBERS' CAPITALIZATION
Current liabilities:
   Notes payable - Agrilink Foods                                                         $  130,900      $        0    $   99,000
   Current portion of debt - AgriFrozen Foods                                                      0               0        79,426
   Current portion of obligations under capital leases                                           316             316           218
   Current portion of long-term debt                                                          15,585          15,599        16,595
   Accounts payable                                                                           94,315         117,931       102,185
   Accrued interest                                                                           12,798           9,253        16,449
   Accrued employee compensation                                                               9,738          10,081        12,975
   Other accrued expenses                                                                     46,307          49,345        64,253
   Dividends payable                                                                               0              36             0
   Amounts due Class A members                                                                21,701          17,983        29,913
                                                                                          ----------      ----------    ----------
           Total current liabilities                                                         331,660         220,544       421,014
Obligations under capital leases                                                                 571             571           520
Long-term debt                                                                               628,576         631,128       639,280
Deferred tax liabilities                                                                      26,376          26,376        36,824
Other non-current liabilities                                                                 27,494          29,417        33,758
Non-controlling interest in AgriFrozen Foods                                                       0               0         8,000
                                                                                          ----------      ----------    ----------
           Total liabilities                                                               1,014,677         908,036     1,139,396
                                                                                          ----------       ---------    ----------
Commitments and contingencies
Class B cumulative redeemable preferred stock, liquidation
   preference $10 per share, authorized 500,000 shares; issued and
     outstanding, 23,923, 23,923 and 23,644 shares, respectively                                239              239           237
Class A common stock, par value $5, authorized 5,000,000 shares
                                                      September 29,  June 30,   September 23,
                                                          2001         2001         2000
                                                      -----------   ---------   -------------
Shares issued                                          2,000,474    2,257,479    2,132,981
Shares subscribed                                         96,443       97,243      233,977
                                                       ---------    ---------    ---------
           Total subscribed and issued                 2,096,917    2,354,722    2,366,958
Less subscriptions receivable in installments            (96,443)     (97,243)    (233,977)
                                                       ---------    ---------    ---------
           Total issued and outstanding                2,000,474    2,257,479    2,132,981    10,002          11,287        10,665
                                                       =========    =========    =========
Class B common stock, par value $5, authorized 2,000,000
   shares; issued and outstanding 0, 723,229, and
     723,229 shares, respectively                                                                  0               0             0
Shareholders' and members' capitalization:
   Retained earnings allocated to members                                                     10,699          10,699        16,591
   Non-qualified allocation to members                                                             0               0           300
   Non-cumulative preferred stock, par value $25; authorized
     5,000,000 shares; issued and outstanding 32,308,
       32,308, and 34,400 shares, respectively                                                   808             808           860
   Class A cumulative preferred stock, liquidation preference
     $25 per share; authorized 10,000,000 shares; issued and
       outstanding 4,495,443, 4,495,443, and 4,249,007 shares,
         respectively                                                                        112,386         112,386       106,225
   Special membership interests                                                                    0               0             0
   Earned surplus                                                                             12,614          17,851        22,339
   Accumulated other comprehensive income/(loss):
     Unrealized gain on hedging activity                                                         178             618         2,304
     Minimum pension liability adjustment                                                       (573)           (573)         (525)
                                                                                          ----------      ----------    ----------
           Total shareholders' and members' capitalization                                   136,112         141,789       148,094
                                                                                          ----------      ----------    ----------
           Total liabilities and capitalization                                           $1,161,030      $1,061,351    $1,298,392
                                                                                          ==========      ==========    ==========

The accompanying notes are an integral part of these consolidated financial statements.

Pro-Fac Cooperative, Inc. and Consolidated Subsidiary - Agrilink Foods, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(Dollars in Thousands)

                                                                                                         Quarter Ended
                                                                                              September 29,          September 23,
                                                                                                   2001                    2000
                                                                                              -------------          -------------
Cash flows from operating activities:
     Net loss                                                                                  $    (2,728)           $      (781)
     Adjustments to reconcile net loss to net cash used in operating activities:
       Depreciation                                                                                  7,663                  8,230
       Amortization of goodwill and certain intangible assets                                          296                  2,514
       Amortization of debt issue costs, amendment costs, and discount on subordinated
         promissory notes                                                                            1,355                  1,292
       Interest-in-kind on subordinated promissory note                                                  0                    402
       Equity in undistributed earnings of joint venture                                              (248)                  (275)
       Change in assets and liabilities:
         Accounts receivable                                                                       (22,235)               (31,288)
         Inventories and prepaid manufacturing expense                                             (82,910)               (86,270)
         Income taxes refundable                                                                       329                  6,062
         Accounts payable and other accrued expenses                                               (23,488)                15,138
         Amounts due Class A members                                                                 3,718                  8,217
         Other assets and liabilities, net                                                          (1,571)                (3,268)
                                                                                               -----------           ------------
Net cash used in operating activities                                                             (119,819)               (80,027)
                                                                                               -----------           ------------
Cash flows from investing activities:
     Purchase of property, plant and equipment                                                      (3,516)                (8,448)
     Proceeds from disposals                                                                            20                  5,057
     Proceeds from investment in CoBank                                                              1,333                    976
                                                                                               -----------           ------------
Net cash used in investing activities                                                               (2,163)                (2,415)
                                                                                               -----------           ------------
Cash flows from financing activities:
     Net proceeds from issuance of short-term debt                                                 130,900                 94,000
     Payments on long-term debt                                                                     (2,998)                (6,184)
     Cash paid for debt amendments                                                                  (1,694)                (1,730)
     Repurchase of common stock                                                                     (1,285)                     0
     Cash dividends paid                                                                            (2,509)                (2,370)
                                                                                               -----------           ------------
Net cash provided by financing activities                                                          122,414                 83,716
                                                                                               -----------           ------------
Net change in cash and cash equivalents                                                                432                  1,274
Cash and cash equivalents at beginning of period                                                     7,656                  4,994
                                                                                               -----------           ------------
Cash and cash equivalents at end of period                                                     $     8,088            $     6,268
                                                                                               ===========            ===========
The accompanying notes are an integral part of these consolidated financial statements.




                            PRO-FAC COOPERATIVE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF ACCOUNTING POLICIES

The Cooperative: Pro-Fac Cooperative, Inc. is an agricultural cooperative which processes and markets crops grown by its members through its wholly-owned subsidiary Agrilink Foods, Inc. ("Agrilink Foods"), and until February 15, 2001, through a former subsidiary, PF Acquisition II, Inc. (PFII) in which it had a controlling interest. Pro-Fac Cooperative, Inc. conducts business under the name
Agrilink and PFII  conducted  business  under the name  AgriFrozen  Foods,  Inc.
("AgriFrozen").  Agrilink  Foods  has  four  primary  product  lines  including:
vegetables, fruits, snacks, and canned meals. The majority of each of the product lines' net sales are within the United States. In addition, all of the Cooperative's operating facilities, excluding one in Mexico, are within the United States. Unless the context otherwise requires, the terms "Cooperative" and "Pro-Fac" refer to Pro-Fac Cooperative, Inc. and its subsidiary, Agrilink
Foods.

Basis  of  Presentation:   The  accompanying  unaudited  consolidated  financial
statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim  financial  information and with  the  instructions  to  Form  10-Q  and  Article  10  of  Regulations  S-X.
Accordingly,  they do not  include all of the  information  required by GAAP for complete financial  statement  presentation.  In the opinion of management,  all adjustments  (consisting only of normal recurring  adjustments)  necessary for a fair  presentation  of the results of operations  have been included.  Operating results for the quarter ended September 29, 2001 are not necessarily the results to be  expected  for other  interim  periods or the full year.  These  financial statements  should be read in  conjunction  with the  financial  statements  and accompanying notes contained in the Pro-Fac Cooperative,  Inc. Form 10-K for the
fiscal year ended June 30, 2001.

Consolidation: The consolidated financial statements include the Cooperative and its subsidiary, Agrilink Foods, and until February 15, 2001, AgriFrozen. The financial statements are after elimination of intercompany transactions and balances. Investments in affiliates owned more than 20 percent but not in excess of 50 percent are recorded under the equity method of accounting.

Reclassification: Certain items for fiscal 2001 have been reclassified to conform with the current period presentation.

New Accounting Pronouncements:  In June 2001, the Financial Accounting Standards
Board ("FASB") issued Statement of Financial  Accounting  Standard  ("SFAS") No.
142, "Goodwill and Other Intangible Assets." This statement is further disclosed in NOTE 2 to the "Notes to Consolidated Financial Statements."

In April 2001, the Emerging Issues Task Force ("EITF") reached a final consensus on Issue 00-25, "Accounting for Consideration from a Vendor to a Retailer in Connection with the Purchase or Promotion of the Vendor's Products." The consensus addresses the accounting treatment and income statement classification for certain sales incentives, including cooperative advertising arrangements, buydowns, and slotting fees. Accordingly, during the first quarter of fiscal
2002, promotions and slotting fees, previously classified as selling, general, and administrative expense, have been reclassified as a reduction of gross sales. Total promotions and slotting fees were $30.1 million and $31.2 million in the first quarter of fiscal 2002 and 2001, respectively. The adoption of EITF
00-25 did not impact the Cooperative's profitability.

In July 2000,  the EITF  reached a consensus  on Issue  00-14,  "Accounting  for
Certain Sales Incentives." The consensus addresses the recognition, measurement, and income statement classification for sales incentives that a company offers to its customers. Accordingly, during the first quarter of fiscal 2002, coupon expense, previously classified as selling, general and administrative expense, has been reclassified as a reduction of gross sales and all prior periods have also been reclassified to reflect this modification. Coupon expense was $1.8 million and $2.0 million in the first quarter of fiscal 2002 and 2001, respectively. The adoption of EITF Issue 00-14 did not impact the Cooperative's profitability.

NOTE 2. ACCOUNTING FOR GOODWILL AND INTANGIBLE ASSETS

In June 2001,  the FASB  issued  SFAS No. 142,  "Goodwill  and Other  Intangible
Assets." SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets, and is effective for fiscal years beginning after December 15, 2001, with early adoption permitted for entities with fiscal years beginning after March 15, 2001. Effective July 1, 2001,
Agrilink Foods adopted SFAS No. 142, which requires that goodwill not be amortized, but instead be tested at least annually for impairment and expensed against earnings when the implied fair value of a reporting unit, including goodwill, is less than its carrying amount. The Cooperative completed the required impairment evaluation in conjunction with its adoption of SFAS No. 142 which indicated there is no impairment at this time.

As outlined in SFAS No. 142, certain intangibles with a finite life, however, are required to continue to be amortized. The following schedule sets forth the major classes of intangible assets held by the Cooperative:


(Dollars in Thousands)

                                    September 29,   June 30,   September 23,
                                        2001          2001         2000
                                    -------------   --------   -------------
Amortized intangibles:
   Covenants not to compete           $  2,478      $  2,478    $  2,478
   Other                                12,000        12,000      12,000
     Less:  accumulated amortization    (2,308)       (2,012)     (1,135)
                                      --------      --------    --------
Amortized intangibles, net              12,170        12,466      13,343
Unamortized intangibles:
   Trademarks, net                     183,975       183,975     188,081
                                      --------      --------    --------
Total intangible assets               $196,145      $196,441    $201,424
                                      ========      ========    ========

The aggregate amortization expense associated with intangible assets was approximately $0.3 million for the quarter ended September 29, 2001. The aggregate amortization expense for each of the five succeeding fiscal years is estimated as follows:

(Dollars in Thousands)

2003                    $1,103
2004                       915
2005                       891
2006                       891
2007                       760

A reconciliation of reported net income adjusted to reflect the adoption of SFAS
No. 142 for the  quarter  ended  September  29, 2001 and  September  23, 2000 is provided below:
                                         September 29,     September 23,
                                             2001              2000
                                         ------------      -------------
(Dollars in Thousands)

Reported net loss                          $ (2,728)        $    (781)
Add-back:  goodwill amortization                  0             2,218
                                           --------         ---------
Adjusted net (loss)/income                 $ (2,728)        $   1,437
                                           ========         =========

NOTE 3. AGREEMENTS WITH AGRILINK FOODS

The contractual relationship between Pro-Fac and Agrilink Foods is defined in the Pro-Fac Marketing and Facilitation Agreement (the "Agreement"). Under the
Agreement, Agrilink Foods pays Pro-Fac the commercial market value ("CMV") for all crops supplied by Pro-Fac. CMV is defined as the weighted average price paid by other commercial processors for similar crops sold under preseason contracts and in the open market in the same or competing market area. Although CMV is intended to be no more than the fair market value of the crops purchased by Agrilink Foods, it may be more or less than the price Agrilink Foods would pay in the open market in the absence of the Agreement.

Under the Agreement, Agrilink Foods is required to have on its board of directors individuals who are neither members of nor affiliated with Pro-Fac
("Disinterested Directors"). The number of Disinterested Directors must at least equal the number of directors who are members of Pro-Fac. The volume and type of crops to be purchased by Agrilink Foods from Pro-Fac under the Agreement are determined pursuant to its annual profit plan, which requires the approval of a majority of the Disinterested Directors. In addition, in any year in which Agrilink Foods has earnings on products which were processed from crops supplied by Pro-Fac ("Pro-Fac Products"), Agrilink Foods pays to Pro-Fac, as additional patronage income, 90 percent of such earnings, but in no case more than 50 percent of all pretax earnings of Agrilink Foods (before dividing with Pro-Fac).
In years in which Agrilink Foods has losses on Pro-Fac Products, Agrilink Foods reduces the CMV it would otherwise pay to Pro-Fac by up to 90 percent of such losses, but in no case by more than 50 percent of all pretax losses of Agrilink Foods (before dividing with Pro-Fac). Additional patronage income is paid to Pro-Fac for services provided to Agrilink Foods, including the provision of a long term, stable crop supply, favorable payment terms for crops and the sharing of risks of losses of certain operations of the business. Earnings and losses are determined at the end of the fiscal year, but are accrued on an estimated basis during the year.
Under the Agreement, Pro-Fac is required to reinvest at least 70 percent of the additional patronage income in Agrilink Foods.

Amounts  received by Pro-Fac  from  Agrilink  Foods for the three  months  ended
September 29, 2001 and September 23, 2000 include: commercial market value of crops delivered, $52.2 million and $48.4 million, respectively. Pro-Fac's share of the losses was $2.3 million in fiscal 2002, and its share of earnings was $34,000 in fiscal 2001.

NOTE 4. INVENTORIES

The major classes of inventories are as follows:

(Dollars in Thousands)

                                 September 29,      June 30,      September 23,
                                     2001             2001            2000
                                 -------------      --------      -------------

Finished goods                   $  393,460        $  279,991       $ 408,016
Raw materials and supplies           25,671            33,865          46,549
                                 ----------        ----------       ---------
                                 $  419,131        $  313,856       $ 454,565
                                 ==========        ==========       =========

NOTE 5.       DEBT

Summary of Long-Term Debt:

(Dollars in Thousands)

                                                                     September 29,       June 30,       September 23,
                                                                         2001              2001             2000
                                                                     -------------    -----------       -------------

Term Loan Facility - Agrilink Foods                                  $  408,900       $   411,600        $  422,400
Term Loan Facility - AgriFrozen                                               0                 0            30,000
Senior Subordinated Notes                                               200,015           200,015           200,015
Subordinated Promissory Notes (net of discount) - Agrilink Foods         30,092            29,660            26,909
Subordinated Promissory Notes (net of discount) - AgriFrozen                  0                 0             4,626
Other debt - Agrilink Foods                                               5,154             5,452             6,551
Other debt - AgriFrozen                                                       0                 0            44,800
                                                                     ----------       -----------        ----------
     Total debt                                                         644,161           646,727           735,301
Less current portion                                                    (15,585)          (15,599)          (96,021)
                                                                     ----------       -----------        ----------
     Total long-term debt                                            $  628,576       $   631,128        $  639,280
                                                                     ==========       ===========        ==========

Amendments to Agrilink Foods' Term Loan Facility: The term loan facility contains customary covenants and restrictions on Agrilink Foods' ability to engage in certain activities, including, but not limited to: (i) limitations on the incurrence of indebtedness and liens, (ii) limitations on sale-leaseback transactions, consolidations, mergers, sale of assets, transactions with affiliates and investments and (iii) limitations on dividends and other distributions. The credit facility also contains covenants requiring Pro-Fac to maintain a minimum level of consolidated EBITDA, a minimum consolidated interest coverage ratio, a minimum consolidated fixed charge coverage ratio, a maximum consolidated leverage ratio, and a minimum level of consolidated net worth.

In August 2001, Agrilink Foods negotiated an amendment to the covenants. In conjunction with this amendment, Agrilink Foods incurred fees of approximately $1.7 million. This fee is being amortized over the remaining life of the Credit Facility. The August 2001 amendment imposes contingent fees and possible increases in interest rates under the Credit Facility based in part on the ability of Agrilink Foods to raise equity, and deleverage its balance sheet within certain timeframes. To this end, Agrilink Foods has engaged a financial advisor to assist it in raising a minimum of $100 million through a private placement of an as yet unspecified class of securities of Agrilink Foods. The amount of such contingent fees is also impacted by the EBITDA which Agrilink Foods achieves for its fiscal year ending in June 2002.

During September 2000, Agrilink Foods negotiated a previous amendment to the Credit Facility. This amendment required a supplemental fee should a specified coverage ratio not be achieved for the first quarter of fiscal 2002. During September 2001, Agrilink Foods incurred a fee of $1.5 million.

Pro-Fac and Agrilink Foods are in compliance with all covenants, restrictions, and requirements under the terms of the Credit Facility as amended

NOTE 6. OPERATING SEGMENTS

The Cooperative is organized by product line for management reporting with operating income being the primary measure of segment profitability. Accordingly, no items below operating income are allocated to segments. The
Cooperative's four primary operating segments are as follows: vegetables, fruits, snacks, and canned meals.

The vegetable product line consists of canned and frozen vegetables, chili beans, and various other products. Branded products within the vegetable category include Birds Eye, Birds Eye Voila!, Birds Eye Simply Grillin', Freshlike, Veg-All, McKenzies, and Brooks Chili Beans. The fruit product line consists of canned and frozen fruits including fruit fillings and toppings. Branded products within the fruit category include Comstock and Wilderness. The snack product line consists of potato chips, popcorn and other corn-based snack items. Branded products within the snacks category include Tim's Cascade Chips, Snyder of Berlin, Husman, La Restaurante, Erin's, Beehive, Pops-Rite, Super Pop, and Flavor Destinations. The canned meal product line includes canned meat products such as chilies, stew, and soups, and various other ready-to-eat prepared meals. Branded products within the canned meal category include Nalley. Other product lines primarily represent salad dressings. Branded products within the "other category" include Bernstein's and Nalley.

The following table illustrates the Cooperative's operating segment information:

(Dollars in Millions)                                                                Quarter Ended
                                                                        ----------------------------------------
                                                                        September 29, 2001    September 23, 2000
                                                                        ------------------    ------------------
Net Sales:
   Vegetables                                                                $ 176.5               $190.3
   Fruits                                                                       28.3                 26.4
   Snacks                                                                       22.4                 22.5
   Canned Meals                                                                 12.4                 13.1
   Other                                                                         9.6                 11.1
                                                                             -------               ------
       Continuing segments                                                     249.2                263.4
   Businesses closed1                                                            0.0                 18.1
                                                                             -------               ------
       Total                                                                 $ 249.2               $281.5
                                                                             =======               ======

Operating income2:
   Vegetables3                                                               $   4.5               $ 10.4
   Fruits                                                                        4.2                  3.9
   Snacks                                                                        1.5                  1.7
   Canned Meals                                                                  2.2                  2.5
   Other                                                                         0.9                  0.8
                                                                             -------               ------
       Continuing segments                                                      13.3                 19.3
   Businesses closed                                                             0.0                  2.3
Restructuring                                                                   (1.1)                 0.0
Gain from pension curtailment                                                    2.5                  0.0
                                                                             -------               ------
       Total consolidated operating income                                      14.7                 21.6
Interest expense                                                               (19.2)               (21.5)
                                                                             -------               ------
(Loss)/income before taxes, dividends and allocation of net proceeds         $  (4.5)              $  0.1
                                                                             =======               ======

1    Represents net sales of operations no longer part of the Cooperative.

2 In accordance with SFAS No. 142, goodwill is no longer amortized. Goodwill amortization associated with the vegetable, fruit, snacks, canned meals and other product lines was $1.7 million, $0.1 million, $0.1 million, $0.2 million, and $0.1 million, respectively, in the first quarter of fiscal 2001. See NOTE 2 to the "Notes to Consolidated Financial Statements."

3 The vegetable product line includes earnings derived from Agrilink Foods' investment in a joint venture of $0.2 million and $0.3 million in fiscal 2002 and fiscal 2001, respectively.

NOTE 7. SUBSIDIARY GUARANTORS

Kennedy Endeavors, Incorporated and Linden Oaks Corporation, wholly-owned subsidiaries of Agrilink Foods ("Subsidiary Guarantors"), and Pro-Fac, have jointly and severally, fully and unconditionally guaranteed, on a senior subordinated basis, the obligations of Agrilink Foods with respect to Agrilink Foods' 11-7/8 percent Senior Subordinated Notes due 2008 (the "Notes") and the Credit Facility. The covenants in the Notes and the Credit Facility do not restrict the ability of the Subsidiary Guarantors to make cash distributions to Agrilink Foods.

Presented below is condensed consolidating financial information for (i) Pro-Fac Cooperative, (ii) Agrilink Foods, (iii) the guarantor subsidiaries, and (iv) non-guarantor subsidiaries as of and for the quarters ended September 29, 2001 and September 23, 2000. The condensed consolidation financial information has been presented to show the nature of assets held, results of operations, and cash flow in accordance with Securities and Exchange Commission Financial Reporting Release No. 55.

                                                                                 Balance Sheet
                                                                              September 29, 2001
                                                  ---------------------------------------------------------------------------------
                                                   Pro-Fac     Agrilink     Guarantor     Non-Guarantor  Eliminating
                                                  Cooperative  Foods, Inc.  Subsidiaries    Subsidiaries    Entries    Consolidated
                                                  -----------  -----------  ------------   -------------  ------------ ------------
(Dollars in Thousands)

Assets
   Cash and cash equivalents                       $      0    $    6,965     $      54    $  1,069       $        0     $    8,088
   Accounts receivable, net                               0       112,939         2,788           0                0        115,727
   Inventories -
     Finished goods                                       0       393,100           281          79                0        393,460
     Raw materials and supplies                           0        24,918           604         149                0         25,671
                                                   --------    ----------     ---------    --------       ----------     ----------
       Total inventories                                  0       418,018           885         228                0        419,131

   Other current assets                                 609        25,140           (30)        431           (2,022)        24,128
                                                   --------    ----------     ---------    --------       ----------     ----------
       Total current assets                             609       563,062         3,697       1,728           (2,022)       567,074

Property, plant and equipment, net                        0       293,892         3,860       3,590                0        301,342
Investment in subsidiaries                          178,630       312,754             0           0         (491,384)             0
Goodwill and other intangible assets, net                 0        53,256       195,225           0                0        248,481
Other assets                                             60        53,253       112,925           0         (122,105)        44,133
                                                   --------    ----------     ---------    --------       ----------     ----------
       Total assets                                $179,299    $1,276,217     $ 315,707    $  5,318       $ (615,511)    $1,161,030
                                                   ========    ==========     =========    ========       ==========     ==========

Liabilities and Shareholders' Equity
   Notes payable                                   $      0    $  130,900     $       0    $      0       $        0     $  130,900
   Current portion of long-term debt                      0        15,585             0           0                0         15,585
   Accounts payable                                      85        93,125           828         277                0         94,315
   Accrued interest                                       0        12,798             0           0                0         12,798
   Intercompany loans                                     0           404           (41)       (363)               0              0
   Other current liabilities                         23,461        49,053         6,482       1,088           (2,022)        78,062
                                                   --------    ----------     ---------    --------       ----------     ----------
       Total current liabilities                     23,546       301,865         7,269       1,002           (2,022)       331,660

Long-term debt                                            0       628,576             0           0                0        628,576
Other non-current liabilities                         9,400       167,146             0           0         (122,105)        54,441
                                                   --------    ----------     ---------    --------       ----------     ----------

       Total liabilities                             32,946     1,097,587         7,269       1,002         (124,127)     1,014,677

Class B cumulative preferred stock                      239             0             0           0                0            239
Class A common stock                                 10,002             0             0           0                0         10,002
Shareholders' equity                                136,112       178,630       308,438       4,316         (491,384)       136,112
                                                   --------    ----------     ---------    --------       ----------     ----------
       Total liabilities and shareholders' equity  $179,299    $1,276,217     $ 315,707    $  5,318       $ (615,511)    $1,161,030
                                                   ========    ==========     =========    ========       ==========     ==========


                                                                            Statement of Operations
                                                                  For the Quarter Ended September 29,2001
                                                  ---------------------------------------------------------------------------------
                                                   Pro-Fac     Agrilink     Guarantor     Non-Guarantor  Eliminating
                                                  Cooperative  Foods, Inc.  Subsidiaries    Subsidiaries    Entries    Consolidated
                                                  -----------  -----------  ------------   -------------  ------------ ------------
(Dollars in Thousands)

Net sales                                          $      0    $ 244,987     $  4,245        $  2,566      $  (2,566)    $ 249,232
Cost of sales                                             0     (200,475)      (2,887)         (2,719)         2,719      (203,362)
                                                  ---------    ---------     --------        --------       --------     ---------
Gross profit                                              0       44,512        1,358            (153)           153        45,870
Other income                                              0        1,422       13,168              22        (13,190)        1,422
Selling, administrative, and general expenses             0      (45,280)        (727)              0         13,168       (32,839)
Income from joint venture                                 0          248            0               0              0           248
                                                  ---------    ---------     --------        --------       --------     ---------
Operating income before dividing with Pro-Fac             0          902       13,799            (131)           131        14,701
Interest (expense)/income                                 0      (21,845)       2,632               0              0       (19,213)
                                                  ---------    ---------     --------        --------       --------     ---------
Pretax (loss)/income before dividing with Pro-Fac         0      (20,943)      16,431            (131)           131        (4,512)
Pro-Fac share of loss                                (2,256)       2,256            0               0              0             0
                                                  ---------    ---------     --------        --------       --------     ---------
(Loss)/income before taxes                           (2,256)     (18,687)      16,431            (131)           131        (4,512)
Tax benefit/(provision)                                 790        6,958       (5,837)           (127)             0         1,784
                                                  ---------    ---------     --------        --------       --------     ---------
Net (loss)/income                                 $  (1,466)   $ (11,729)    $ 10,594        $   (258)      $    131     $  (2,728)
                                                  =========    =========     ========        ========       ========     =========



                                                                            Statement of Cash Flows
                                                                   For  the Quarter Ended September 29, 2001
                                                     ------------------------------------------------------------------------------
                                                      Pro-Fac    Agrilink      Guarantor   Non-Guarantor  Eliminating
                                                     Cooperative Foods, Inc.  Subsidiaries Subsidiaries    Entries     Consolidated
                                                     ----------- -----------  ------------ ------------- ------------  ------------
(Dollars in Thousands)

Net (loss)/income                                     $ (1,466)  $ (11,729)    $ 10,594      $   (258)     $    131      $  (2,728)
Adjustments to reconcile net (loss)/income to net
   cash provided by/(used in) operating activities -
     Depreciation                                            0       7,450          136            77             0          7,663
     Amortization of goodwill and certain
       intangible assets                                     0         296            0             0             0            296
     Amortization of debt issue costs, amendment costs,
       and discount on subordinated promissory note          0       1,355            0             0             0          1,355
     Equity in undistributed earnings of joint venture       0        (248)           0             0             0           (248)
     Change in working capital                           5,260    (121,828)     (10,697)        1,239          (131)      (126,157)
                                                      --------   ---------     --------      --------      --------      ---------
Net cash provided by/(used in) operating activities      3,794    (124,704)          33         1,058             0       (119,819)

Cash flows from investing activities:
   Purchase of property, plant, and equipment                0      (3,516)           0             0             0         (3,516)
   Proceeds from disposals                                   0          20            0             0             0             20
   Proceeds from investment in CoBank                        0       1,333            0             0             0          1,333
                                                      --------   ---------     --------      --------      --------      ---------
Net cash used in investing activities                        0      (2,163)           0             0             0         (2,163)

Cash flows from financing activities:
   Net proceeds from short-term debt                         0     130,900            0             0             0        130,900
   Payments on long-term debt                                0      (2,998)           0             0             0         (2,998)
   Cash paid for debt amendments                             0      (1,694)           0             0             0         (1,694)
   Repurchase of common stock                           (1,285)          0            0             0             0         (1,285)
   Cash dividends paid                                  (2,509)          0            0             0             0         (2,509)
                                                      --------   ---------     --------      --------      --------      ---------
Net cash (used in)/provided by financing activities     (3,794)    126,208            0             0             0        122,414
Net change in cash and cash equivalents                      0        (659)          33         1,058             0            432
Cash and cash equivalents at beginning of period             0       7,624           21            11             0          7,656
                                                      --------   ---------     --------      --------      --------      ---------
Cash and cash equivalents at end of period            $      0   $   6,965     $     54      $  1,069      $      0      $   8,088
                                                      ========   =========     ========      ========      ========      =========


                                                                                 Balance Sheet
                                                                              September 23, 2000
                                                  ---------------------------------------------------------------------------------
                                                   Pro-Fac      Agrilink     Guarantor    Non-Guarantor Eliminating
                                                  Cooperative  Foods, Inc.  Subsidiaries   Subsidiaries   Entries      Consolidated
                                                  -----------  -----------  ------------  ------------- ------------   ------------
(Dollars in Thousands)

Assets
   Cash and cash equivalents                       $      0    $    5,896      $    111     $    261      $       0      $    6,268
   Accounts receivable, net                               0       135,619         2,273        6,974         (2,025)        142,841
   Inventories -
     Finished goods                                       0       346,356           310       61,350              0         408,016
     Raw materials and supplies                           0        40,926           505        5,118              0          46,549
                                                   --------    ----------      --------     --------      ---------      ----------
       Total inventories                                  0       387,282           815       66,468              0         454,565

   Other current assets                               4,435        36,901            50        1,503              0          42,889
                                                   --------    ----------      --------     --------      ---------      ----------
       Total current assets                           4,435       565,698         3,249       75,206         (2,025)        646,563

Property, plant and equipment, net                        0       305,671         2,397       34,450              0         342,518
Investment in subsidiaries                          181,504       303,859             0            0       (485,363)              0
Goodwill and other intangible assets, net                 0        48,816       207,319            0              0         256,135
Other assets                                             59        58,022        94,598        4,310       (103,813)         53,176
                                                   --------    ----------      --------     --------      ---------      ----------
       Total assets                                $185,998    $1,282,066      $307,563     $113,966      $(591,201)     $1,298,392
                                                   ========    ==========      ========     ========      =========      ==========

Liabilities and Shareholders' Equity
   Notes payable                                   $      0    $   99,000      $      0     $      0      $       0      $   99,000
   Current portion of long-term debt-Agrilink Foods       0        16,595             0            0              0          16,595
   Current portion of long-term debt-AgriFrozen           0             0             0       79,426              0          79,426
   Accounts payable                                     520        89,743         1,152       12,795         (2,025)        102,185
   Accrued interest                                       0        15,771             0          678              0          16,449
   Intercompany loans                                     0          (480)          281          199              0               0
   Other current liabilities                         12,520        83,700         5,591        5,548              0         107,359
                                                   --------    ----------      --------     --------      ---------      ----------
       Total current liabilities                     13,040       304,329         7,024       98,646         (2,025)        421,014

Long-term debt                                            0       639,280             0            0              0         639,280
Other non-current liabilities                        13,962       156,953             0       12,000       (103,813)         79,102
                                                   --------    ----------      --------     --------      ---------      ----------

       Total liabilities                             27,002     1,100,562         7,024      110,646       (105,838)      1,139,396

Class B cumulative redeemable preferred stock           237             0             0            0              0             237
Class A common stock                                 10,665             0             0            0              0          10,665

Shareholders' equity                                148,094       181,504       300,539        3,320       (485,363)        148,094
                                                   --------    ----------      --------     --------      ---------      ----------
       Total liabilities and shareholders' equity  $185,998    $1,282,066      $307,563     $113,966      $(591,201)     $1,298,392
                                                   ========    ==========      ========     ========      =========      ==========

                                                                            Statement of Operations
                                                                   For the Quarter Ended September 23, 2000
                                                     ------------------------------------------------------------------------------
                                                      Pro-Fac    Agrilink      Guarantor   Non-Guarantor  Eliminating
                                                     Cooperative Foods, Inc.  Subsidiaries Subsidiaries    Entries     Consolidated
                                                     ----------- -----------  ------------ ------------- ------------  ------------
(Dollars in Thousands)

Net sales                                            $   0       $ 259,230     $ 4,161        $ 26,023     $ (7,891)    $ 281,523
Cost of sales                                            0        (211,602)     (2,504)        (27,011)      12,080      (229,037)
                                                     -----       ---------     -------        --------     --------     ---------
Gross profit                                             0          47,628       1,657            (988)       4,189        52,486
Other income                                             0               0      12,765              25      (12,790)            0
Selling, administrative, and general expenses           (8)        (42,314)       (723)           (893)      12,765       (31,173)
Income from joint venture                                0             275           0               0            0           275
                                                     -----       ---------     -------        --------     --------     ---------
Operating (loss)/income before dividing with Pro-Fac    (8)          5,589      13,699          (1,856)       4,164        21,588
Interest (expense)/income                                0         (21,188)      1,970          (2,308)           0       (21,526)
                                                     -----       ---------     -------        --------     --------     ---------
Pretax (loss)/income before dividing with Pro-Fac       (8)        (15,599)     15,669          (4,164)       4,164            62
Pro-Fac share of income                                 34             (34)          0               0            0             0
                                                     -----       ---------     -------        --------     --------     ---------
Income/(loss) before taxes                              26         (15,633)     15,669          (4,164)       4,164            62
Tax (provision)/benefit                               (829)          5,739      (5,633)           (120)           0          (843)
                                                     -----       ---------     -------        --------     --------     ---------
Net (loss)/income                                    $(803)      $  (9,894)    $10,036        $ (4,284)    $  4,164     $    (781)

                                                     =====       =========     =======        ========     ========     =========

                                                                               Statement of Cash Flows
                                                                     For  the Quarter Ended September 23, 2000
                                                        ----------------------------------------------------------------------------
                                                         Pro-Fac    Agrilink      Guarantor  Non-Guarantor Eliminating
                                                        Cooperative Foods, Inc. Subsidiaries Subsidiaries    Entries    Consolidated
                                                        ----------- ----------- ------------ ------------- ------------ ------------
(Dollars in Thousands)

Net (loss)/income                                         $  (803)   $  (9,894)    $10,036     $ (4,284)     $ 4,164      $    (781)
Adjustments to reconcile net (loss)/income to net
   cash provided by/(used in) operating activities -
     Depreciation                                               0        7,501         149          580            0          8,230
     Amortization of goodwill and certain intangible assets     0        2,457          57            0            0          2,514
     Amortization of debt issue costs, amendment costs,
       and discount on subordinated promissory note             0        1,159           0          133            0          1,292
     Interest-in-kind on subordinated promissory note           0          402           0            0            0            402
     Equity in undistributed earnings of joint venture          0         (275)          0            0            0           (275)
     Change in working capital                              3,173      (84,711)     (9,690)       3,983       (4,164)       (91,409)
                                                         --------    ---------     -------     --------      -------      ---------
Net cash provided by/(used in) operating activities         2,370      (83,361)        552          412            0        (80,027)

Cash flows from investing activities:
   Purchase of property, plant, and equipment                   0       (6,940)       (650)        (858)           0         (8,448)
   Proceeds from disposals                                      0        5,050           0            7            0          5,057
   Proceeds from investment in CoBank                           0          976           0            0            0            976
                                                         --------    ---------     -------     --------      -------      ----------
Net cash used in investing activities                           0         (914)       (650)        (851)           0         (2,415)

Cash flows from financing activities:
   Net proceeds from short-term debt                            0       93,300           0          700            0         94,000
   Payments on long-term debt                                   0       (6,184)          0            0            0         (6,184)
   Cash dividends paid                                     (2,370)           0           0            0            0         (2,370)
   Cash paid for debt amendments                                0       (1,730)          0            0            0         (1,730)
                                                         --------    ---------     -------     --------      -------      ---------
Net cash (used in)/provided by financing activities        (2,370)      85,386           0          700            0         83,716
Net change in cash and cash equivalents                         0        1,111         (98)         261            0          1,274
Cash and cash equivalents at beginning of period                0        4,785         209            0            0          4,994
                                                         --------    ---------     -------     --------      -------      ---------
Cash and cash equivalents at end of period                $     0    $   5,896     $   111     $    261      $     0      $   6,268
                                                         ========    =========     =======     ========      =======      =========


NOTE 8. OTHER MATTERS

Restructuring: On June 23, 2000, Agrilink Foods sold its pickle business to Dean Pickle and Specialty Product Company. Agrilink Foods had agreed to contract pack Nalley and Farman's pickle products for a period of two years, ending June 2002. As Dean Pickle and Specialty Product Company will no longer require these co-pack services, Agrilink Foods announced restructuring activities for approximately 140 employees in that facility located in Tacoma, Washington. The total restructuring charge amounted to $1.1 million and was primarily comprised of employee termination benefits. The majority of such termination benefits will be liquidated during the next 12 months.

In addition, on October 12, 2001, Agrilink Foods announced a further reduction of approximately 7 percent of its nationwide workforce, for a total of approximately 300 positions. The reductions are part of an ongoing focus on low-cost operations and include both salaried and hourly positions. In conjunction with the reductions, Agrilink Foods will record a charge against earnings of approximately $1.5 million in the second quarter of fiscal 2002, primarily comprising employee termination benefits. Reductions in personnel include operational and administrative positions, net of the restructuring charge, and are expected to improve fiscal 2002 earnings by approximately $5.0 million.

Gain from Pension Curtailment: During September 2001, Agrilink Foods made the decision to freeze benefits provided under its Master Salaried Retirement Plan. Under the provisions of SFAS No. 88, "Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," these benefit changes resulted in the recognition of a $2.5 million net curtailment gain.

Legal Proceedings: On September 25, 2001, in the circuit court of Multnomah County, Oregon, Blue Line Farms commenced a class action suit against Agrilink Foods, Pro-Fac Cooperative, Inc., Mr. Mike Shelby, and "Does" 1-50, representing directors, officers, and agents of the corporate defendants.

The complaint alleges (i) fraud in operating AgriFrozen, a former subsidiary of Pro-Fac; (ii) breach of fiduciary duty in operating AgriFrozen; (iii) negligent misrepresentation in operating AgriFrozen; (iv) breach of contract against Pro-Fac; (v) breach of good faith and fair dealing against Pro-Fac; (vi) conversion against Pro-Fac and Agrilink Foods; (vii) intentional interference with a contract against Agrilink Foods; and (viii) statutory Oregon securities law violations against Pro-Fac and separately against Mr. Shelby.

The relief sought includes (i) a demand for an accounting; (ii) injunctive relief to compel the disclosure of documents; (iii) certification of the class;
(iv) damages of $50 million;  (v) prejudgment and  post-judgment  interest;  and
(vi) an award of costs and expenses including expert fees and attorney's fees.

Management believes this case is without merit and intends to defend vigorously its position.

Dividends: Subsequent to quarter end, the Cooperative declared a cash dividend of $.43 per share on the Class A Cumulative Preferred Stock. These dividends approximate $1.9 million and were paid on October 31, 2001.